HomeStreet Announces Resignation of Chief Financial Officer Mark Ruh
SEATTLE, WA -March 3, 2020 - (BUSINESS WIRE) - HomeStreet, Inc. (Nasdaq:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (“HomeStreet Bank”), announced today that Executive Vice President and Chief Financial Officer Mark R. Ruh has tendered his resignation from HomeStreet, effective June 5, 2020. In connection with his resignation, the Company has entered into a Resignation and Release Agreement that provides, among other things, for severance payments to be made to Mr. Ruh in exchange for certain releases from Mr. Ruh. Mr. Ruh has also provided assurances that he will assist in a smooth transition to the next Chief Financial Officer, and has agreed to allow HomeStreet to elect to extend his tenure with the Company if necessary until a date not later than September 11, 2020. In addition, if a new Chief Financial Officer is identified and appointed by HomeStreet prior to June 5, 2020, Mr. Ruh has agreed to relinquish his title and stay on to assist in the transition.
“I want to thank the HomeStreet Board of Directors and Mark Mason for the opportunity to serve as the Company’s CFO over the last three years,” said Mr. Ruh. “I also want to thank the great team I’ve had the opportunity to lead during my tenure - together we have played a major role in the substantial transition of HomeStreet from a thrift to a leading West Coast commercial bank.”
HomeStreet is conducting a search to find a new Chief Financial Officer and anticipates filling the position in the near term.

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

ir.homestreet.com/news